Exhibit 99.1

News Release

Date	From
August 9, 2018	Rich Sheffer
To	Vice President Investor Relations, Risk Management and Treasurer
Welbilt, Inc.
2227 Welbilt Boulevard
New Port Richey, FL 34655
T +1.727.853.3079
M +1.727.236.7482

WELBILT ANNOUNCES SENIOR LEADERSHIP CHANGE

New Port Richey, FL. – August 9, 2018 – Welbilt, Inc. (NYSE:WBT), announced today that Hubertus M. Mühlhäuser is resigning as a Director, President and CEO of Welbilt, effective August 31, 2018, to become the Chief Executive Officer and a Director of CNH Industrial N.V. (NYSE:CNHI), a $27 billion global manufacturer of capital goods comprising agricultural and construction equipment, commercial and specialty vehicles and powertrain technologies.

Welbilt’s Board of Directors has appointed Josef Matosevic to assume the role of Interim President and Chief Executive Officer upon Mühlhäuser’s departure. Matosevic joined Welbilt in August 2015 and most recently served as Welbilt’s Executive Vice President and Chief Operating Officer. Prior to Welbilt, Matosevic held executive positions at The Manitowoc Company, Inc., Oshkosh Corporation and Wynnchurch Capital/Android Industries. The Board is actively pursuing the appointment of a permanent Chief Executive Officer from both internal and external candidates.

“The Board thanks Hubertus for leading Welbilt through the successful spin-off from The Manitowoc Company, Inc., establishing the strategic roadmap for the company and building out the strong management team that has been executing this strategy,” said Cindy Egnotovich, the Chairperson of Welbilt’s Board of Directors. “In only three years, Hubertus and his team have created tremendous shareholder value while rebuilding Welbilt, putting it on the path again to be the leader in the commercial foodservice industry. The progress that this team has made creates a very strong foundation and strategic direction for the next Chief Executive Officer to build upon. We wish him all the best in this next chapter of his career.”

“One of the most important roles for a Chief Executive Officer is assembling a strong management team and developing those leaders. This includes Josef Matosevic, who will serve as interim President and Chief Executive Officer as the Board undertakes a search for a new Chief Executive Officer. As Chief Operating Officer, Josef was the first officer to join Hubertus’s team and has been instrumental in restructuring the business and implementing the Welbilt Production System. In addition, Josef has developed strong relationships with our major customers. Josef is the best person to ensure stability and continuity to Welbilt’s operations and customers, providing a seamless transition as we finalize our decision for the Chief Executive Officer position through the Board’s governance process,” concluded Egnotovich.

“I would like to thank the Board for placing their trust in me to lead this great company during the transition,” stated Josef Matosevic. “Management has valued the Board’s counsel over the last three years and I look forward to working very closely with Cindy Egnotovich, our Board Chairperson, over the coming months and with her additional support, we can ensure the continued tremendous performance of Welbilt during this period.”

About Welbilt, Inc.
Welbilt, Inc. provides the world’s top chefs, premier chain operators and growing independents with industry-leading equipment and solutions. Our innovative products and solutions are powered by our deep knowledge, operator insights, and culinary expertise. Our portfolio of award-winning product brands includes Cleveland™, Convotherm®, Crem®, Delfield®, Frymaster®, Garland®, Kolpak®, Lincoln™, Manitowoc® Ice, Merco®, Merrychef® and Multiplex®. These product brands are supported by two service brands: FitKitchen®, our fully-integrated kitchen systems brand, and KitchenCare®, our aftermarket parts and service brand. Headquartered in the Tampa Bay region of Florida and operating 20 manufacturing facilities throughout the Americas, Europe and Asia, we sell through a global network of over 3,500 distributors and dealers in over 100 countries. We have approximately 5,800 employees and generated sales of $1.45 billion in 2017. For more information, visit www.welbilt.com.

For more information, contact:
Rich Sheffer
Vice President Investor Relations, Risk Management and Treasurer
Welbilt, Inc.
+1 (727) 853-3079
Richard.sheffer@welbilt.com

Rebecca Fabian
Director Corporate Communications
Welbilt, Inc.
+1 (727) 569-1136
Rebecca.fabian@welbilt.com

###